Exhibit 10.6

INDUSTRIAL LEASE AGREEMENT

(Triple Net)

LANDLORD

ABMAR GRASSLANDS, LLC,

A Colorado Limited Liability Company

TENANT

Paragon 28, Inc.,

A Colorado Corporation

BUILDING

14445 Grasslands Drive

Englewood, CO 80112

INDUSTRIAL LEASE AGREEMENT

This Industrial Lease Agreement (“Lease”) is made between Landlord and Tenant identified below and constitutes a lease of the Premises identified below on the terms and conditions set forth herein.

1.	Certain Basic Lease Provisions, Exhibits and Definitions

1.1 Certain Basic Lease Provisions. The following provisions are part of this Lease:

(a)	Date of this Lease: May 21, 2018.

(b)	Landlord:

ABMAR Grasslands, LLC

309 17th Street

Manhattan Beach, CA 90266

Attn: Greg Everhard

(c)	Property Manager:

Everhard Management, LLC.

309 17th St

Manhattan Beach, CA 90266

(d)	Address for Payment of Rent:

Guaranty Bank and Trust Company

P.O. Box 5847

Denver, CO 80217

Payable to: ABMAR Grasslands, LLC

Memo: Account # 4000711169

(e)	Tenant:

Paragon 28, Inc., a Colorado corporation

4B Inverness Court East #280

Englewood., CO 80112

Attn: Mr. James Riegler

(f)	Commencement Date: November 1, 2018.

(g)	Expiration Date: January 31, 2029.

(h) Lease Term: One Hundred Twenty Three (123) Months, commencing on the Commencement Date and expiring on the Expiration Date.

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(i) Land: that certain parcel of land, commonly known as 14445 Grasslands Drive, Englewood, CO 80112, consisting of approximately 7.21 acres, more particularly described on Exhibit A and all of Landlord’s right, title and interest, if any, in and to all easements, rights-of-ways, appurtenances, or other rights benefiting the Land.

(j) Improvements: all of the buildings, structures, facilities, installations and other improvements of every kind and description now or hereafter in, on, over and under the Land comprising approximately 105,651 gross rentable square feet.

(k) Equipment: any moveable or non-permanently affixed furniture, trade and other fixtures, machinery equipment, signs, and personal property and located on or installed on the Land or the Improvements by the Tenant and used in the operation of the business of the Tenant (as distinguished from the use and operation of the Premises), the removal of which will not cause the Premises to fail to comply with any Applicable Law.

(l) Fixtures: all non Equipment fixtures and improvements on the Premises and all non Equipment property relating to the use and operation of the Premises (as distinguished from the Equipment), whether or not attached to or affixed to the Land or the Improvements and whether now or hereafter located upon the Premises, including, without limitation, all Alterations, all plumbing, mechanical, lighting, electrical, and HVAC fixtures and equipment, refrigeration, garbage disposal, landscaping, paving, boilers, furnaces, and such fixtures and improvements installed in the Premises by the Tenant or the Landlord (whether or not on behalf of the Tenant).

(m) Permitted Use(s) of the Premises by Tenant:

General business office, manufacturing, assembly, sale, and distribution so long as the same is permitted by Applicable Law, the certificate of occupancy, and the Contractual Requirements.

(n) Basic Rent:

Months of Lease Term	Annual Basic Rent	Monthly Installment of Basic Rent
1-12*	$898,033.50	$74,836.13
13-24	$922,729.42	$76,894.12
25-36	$948,104.48	$79,008.71
37-48	$974,177.35	$81,181.45
49-60	$1,000,967.23	$83,413.94
61-72	$1,028,493.83	$85,707.82
73-84	$1,056,777.41	$88,064.78
85-96	$1,085,838.79	$90,486.57
97-108	$1,115,699.36	$92,974.95
109-120	$1,146,381.09	$95,531.76
121-123	$1,177,906.57	$98,158.88

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*

Basic Rent shall abate for the first three (3) full calendar months of the Lease Term. In the event this Lease commences on a date other than the first day of a calendar month, Basic Rent shall not be abated for the first partial month of the Lease. If prior to or during said period, Tenant commits a default and does not cure it within the time provided for cure, if any, the foregoing abatement shall immediately cease and Tenant shall thereafter pay the full Basic Rent, without the abatement. If prior to the scheduled Expiration Date Tenant commits a default and does not cure it within the time provided for cure, if any, Tenant shall reimburse Landlord the amount of the abatement.

(o) Estimated Initial Additional Rent:    The Real Property Taxes, which may be paid directly by Tenant to the taxing authorities pursuant to section 5.1.

(p) Participating Brokers, if any:

Leasing Agent for Landlord: Peter Beugg and Tyler Reed of Stream Realty Partners – Denver L.P.

Agent for Tenant: Matt Call of Navpoint Real Estate Group

(q) Intentionally Omitted.

(r) Security Deposit: $50,000.

1.2 Exhibits to Lease. The following Exhibits and Addenda may be attached to this Lease and, if attached, are incorporated herein by this reference. In the event of any inconsistency between such Exhibits and Addenda and the terms and provisions of this Lease, the terms and provisions of the Exhibits and Addenda will control.

Exhibit A – Legal Description of the Land

Exhibit B – Work Letter

Exhibit C – Estoppel, Subordination, Non-Disturbance and Attornment Agreement

Exhibit D – Estoppel Certificate

Addendum 1 – Purchase Option and Right of First Offer Agreement

1.3 Definitions. The following defined terms used in this Lease have the meanings indicated as follows (other defined terms appear in the text of this Lease):

(a) “Additional Rent” means the Real Property Taxes.

(b) “Applicable Law” means any law, rule, regulation, order, decree or other requirement having the force of law and, where applicable, any interpretation thereof by any authority having jurisdiction with respect thereto or charged with administration thereof (including without limitation, federal law that may otherwise be in conflict with state or local law).

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(c) “Basic Rent” means the rent payable pursuant to Section 4.2. The amount of Basic Rent is set forth in Section 1.1(n).

(d) “Commencement Date” means the date specified in Section 1.1(f).

(e) “Contractual Requirements” means all obligations required under any covenants, conditions and restrictions, easement agreements, operating agreements, equipment leases or other contractual obligations applicable to and binding upon the Premises.

(f) “Fee Mortgage” means any mortgage, deed of trust or similar instrument encumbering real property to secure an obligation made by Landlord which is at any time a lien on Landlord’s interest in the Premises, the beneficiary of which is referred to herein as “Fee Mortgagee.”

(g) “Landlord” means the Landlord specified in Section 1.1(b) and its successors and assigns.

(h) “Landlord Parties” means Landlord and its shareholders, officers, directors, partners, members, managers, agents and employees.

(i) “Lease Term” means the period set forth in Section 1.1(h).

(j) “Lease Year” means each successive period of twelve (12) calendar months in the Lease Term ending on the anniversary of the last day of the calendar month preceding the calendar month in which the Lease Term commenced (with the first Lease Year being only approximately twelve (12) months if the Lease Term commences other than on the first day of a calendar month).

(k) “Premises” means, collectively, the Land, the Improvements, and the Fixtures.

(l) “Real Property Taxes” means ad valorem taxes imposed by the State of Colorado or any subdivision thereof on the Premises, or any taxes, assessments, levies, licenses or other impositions which may be levied, assessed or imposed in lieu thereof, together with all costs and expenses of Landlord in contesting or negotiating such taxes with any governmental authority, if Landlord, in its discretion, elects to contest or negotiate the same.

(m) “Rent” means the Basic Rent, the Additional Rent and all other payments required to be made by Tenant to Landlord under the terms and conditions of this Lease, all of which will be deemed rent for all purposes under this Lease.

(n) “Tenant” means the person described and identified as being the Tenant in Section 1.1(e) and its successors and assigns.

(o) “Tenant Responsible Party” means any one of Tenant’s officers, employees, agents, guests, invitees or customers or anyone claiming by, through or under Tenant or Tenant’s officers, employees, agents, guests, invitees or customers.

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(p) “Basic Rent Commencement Date” means February 1, 2019.

2.	Condition of the Premises and Construction of Tenant Improvements.

2.1 Disclaimer of Representation by Landlord. Landlord has made no representation as to the condition of the Premises or the fitness or availability thereof for any particular use and none shall be implied from this Lease, and Landlord shall not be liable for any latent or patent defect therein.

2.2 Premises Leased “As Is”. THE PREMISES, INCLUDING THE IMPROVEMENTS, ARE DEMISED AND LEASED TO TENANT “AS IS” AND IN THEIR PRESENT CONDITION WITHOUT ANY REPRESENTATION OR WARRANTY BY LANDLORD INCLUDING BUT NOT LIMITED TO ALL INSURANCE REQUIREMENTS (AS DEFINED IN SECTION 6.1 BELOW) NOW OR HEREAFTER IN EFFECT. TENANT HAS INSPECTED, IS FULLY FAMILIAR WITH, HEREBY ACCEPTS THE PREMISES, AND HAS FOUND THE SAME TO BE SATISFACTORY TO IT FOR ALL PURPOSES RELATING TO THIS LEASE. LANDLORD SHALL HAVE NO LIABILITY WHATSOEVER TO TENANT IN RESPECT OF OR ARISING OUT OF THE PREMISES OR OF THE EXISTING CONDITION, STAGE OF COMPLETION OR QUALITY OF CONSTRUCTION OF THE IMPROVEMENTS. LANDLORD MAKES NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO THE PREMISES OR OF ANY FIXTURES OR OTHER ITEMS CONSTITUTING ANY PORTION THEREOF, OR THE LOCATION, USE, DESCRIPTION, DESIGN, MERCHANTABILITY, FITNESS FOR USE FOR A PARTICULAR PURPOSE, CONDITION OR DURABILITY THEREOF, OR AS TO THE QUALITY OF THE MATERIAL OR WORKMANSHIP THEREIN, AND ALL RISKS INCIDENT THERETO SHALL BE BORNE BY TENANT. Landlord warrants that it has good title to the Premises, is legally entitled to enter into this Lease, this Lease does not infringe on the rights of any third party, and that no current legal restrictions prohibit this Lease or the Permitted Use.

2.3 Tenant Improvements. Tenant shall be responsible for performing the work and supplying materials and labor to prepare the Premises for Tenant’s use and occupancy as set forth in detail in the Work Letter attached hereto as Exhibit B (the “Tenant Improvements”). Landlord shall have no obligation to construct or pay for any initial improvements for the Premises and shall not be liable in any manner for any failure by Tenant to complete construction in a timely manner.

2.4 Early Entry Period. Landlord shall allow Tenant access to the Premises for the period commencing on August 1, 2018 (the “Early Entry Period Commencement Date”) through and including the day immediately prior to the Commencement Date (the “Early Entry Period”) for the purpose of performing the Tenant Improvements. Prior to Tenant’s entry into the Premises as permitted by the terms of this Section 2.4, Tenant shall submit a schedule to Landlord for Landlord’s approval (which shall not be unreasonably withheld, conditioned or delayed), which schedule shall detail the timing and purpose of Tenant’s entry. All of the terms and

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conditions of this Lease, specifically including, without limitation, the Insurance Requirements, shall apply during the Early Entry Period, as though the Commencement Date had occurred (although the Commencement Date shall not actually occur until the date set forth in Section 1.1(f)); provided, however, that Tenant shall not be obligated to pay any Basic Rent or Additional Rent during the Early Entry Period. Tenant shall hold the Landlord Parties harmless from and indemnify, protect and defend the Landlord Parties against any loss or damage to the Premises, including, but not limited to, legal fees, costs and expenses and court costs, and against injury to any persons caused by Tenant’s actions pursuant to this Section 2.4.

2.5 Delay in Commencement. If Landlord is unable to deliver possession of the Premises to Tenant on or before the date set forth above as the Commencement Date, or for any other reason, including, but not limited to, any existing tenant of the Premises holding over, Landlord shall not be subject to any liability on account thereof and such failure shall not affect the validity of this Lease or the obligations of Tenant hereunder, provided, however, the Commencement Date shall be deferred until Landlord is able to deliver possession of the Premises to Tenant. If the Commencement Date is deferred pursuant to this paragraph, the Expiration Date shall be deferred by a commensurate number of days, except that if such deferral of the Expiration Date shall result in the Expiration Date falling on other than the last day of a calendar month, the Expiration Date shall further be deferred to the last day of such calendar month. Neither the Commencement Date nor the Expiration Date shall be affected if the Premises are not ready for occupancy because Tenant is performing work in the Premises, pursuant to Exhibit B or otherwise. If the Commencement Date is deferred due to no fault or delay by Tenant more than six months, then Tenant shall have the option to terminate this Lease by written notice to Landlord at any time prior to the Commencement Date. Tenant shall provide Landlord with at least 60 days’ notice and a right to cure prior to terminating this Lease.

3.	Demise, Lease Term and Landlord’s Services

3.1 Demise and Lease Term. Subject to the terms, conditions, covenants and agreements contained in this Lease, and in consideration of the keeping, observance and performance by Tenant of such terms, conditions, covenants and agreements and the payment by Tenant of the Rent herein reserved, Landlord does hereby demise and lease the Premises to Tenant, and Tenant does hereby accept such demise and lease, to have and to hold for the Lease Term.

3.2 Covenant of Quiet Enjoyment. Landlord covenants that, provided Tenant is not in default under this Lease, Tenant will have quiet and peaceable possession of the Premises and such possession will not be disturbed, subject to the terms and conditions of this Lease.

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4.	Rent and Other Amounts Payable

4.1 Monthly Installments. All payments of Basic Rent will be made monthly, without notice and without any offset, deduction or abatement whatsoever, in advance on the first (1st) day of each calendar month. Basic Rent for any partial month during the Lease Term will be prorated on a per diem basis based on the actual number of days in the month.

4.2 Basic Rent. Commencing on the Commencement Date and thereafter during the Lease Term, Tenant covenants to pay to Landlord, Basic Rent in the monthly installment amounts specified in Section 1.1(n). Notwithstanding anything to the contrary contained in this Lease, and provided that Tenant faithfully performs all of the terms and conditions of this Lease and is not in default hereunder, Landlord hereby agrees to abate Tenant’s obligation to pay the monthly installments of Basic Rent (collectively, the “Abated Rent”) otherwise payable for the Premises during the first three (3) months of the Lease Term (the “Abatement Period”). Notwithstanding the foregoing to the contrary, if as of the first (1st) day of such applicable month scheduled for abatement, Tenant is in monetary or material non-monetary default under this Lease beyond the applicable notice and cure period, the monthly Basic Rent abatement for such applicable month shall be suspended until such default is cured by Tenant (with the amount of such suspended Abated Rent to be credited toward the next monthly installment of Basic Rent due under this Lease for the first (1st) month immediately following such cure that Tenant is not in monetary or material non-monetary default under this Lease). During the Abatement Period, Tenant shall remain responsible for the payment of all of its other monetary obligations under this Lease.

4.3 Additional Rent. Tenant will pay to Landlord, in accordance with Section 4.4 below, as additional rent, without any offset, deduction or abatement whatsoever, the Real Property Taxes. Tenant may, however, pay such Real Property Taxes directly to the taxing authority pursuant to section 5.1 below, in which case there shall not be a reimbursement to Landlord.

4.4 Net-Net-Net Lease, Reimbursement Obligations, and Estimated Additional Rent. Except as otherwise specifically set forth herein, Landlord and Tenant acknowledge that it is their intent and agreement that this Lease be a “TRIPLE NET” lease and that as such, the provisions contained in this Lease are intended to pass on to Tenant or reimburse Landlord for all costs and expenses associated with this Lease and the Premises, and Tenant’s operation therefrom. Landlord shall only be responsible for those costs and expenses that this Lease expressly provides are Landlord’s responsibility. Landlord’s management fees, costs, and expenses are its own responsibility. Landlord shall not be responsible for any other costs or expenses associated with this Lease or the Premises, including but not limited to those that this Lease expressly provides are Tenant’s responsibility. Tenant shall be notified of any such costs and expenses in advance and shall have the right to directly contract for and pay the same. Tenant shall be responsible for reimbursing Landlord within thirty (30) days after demand for any

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costs and expenses associated with this Lease and the Premises billed to and paid for by Landlord which Tenant fails to pay directly, including, without limitation, insurance carried by Landlord pursuant to Section 6.4 below, as an item of Additional Rent. Additional Rent is expected to be limited to Real Property Taxes, which Tenant may pay directly pursuant to section 5.1 below. Landlord shall have the right, but not the obligation, to reasonably estimate Additional Rent for each Lease Year. Upon Landlord’s notice to Tenant of such estimated amount, including underlying calculation and documentation of same, Tenant shall pay, on the first day of each month during that Lease Year, an amount (the “Estimated Additional Rent”) equal to the estimate of Additional Rent divided by twelve (12) (or the fractional portion of the Lease Year remaining at the time Landlord delivers its notice of the estimated amounts due from Tenant for that Lease Year). If the aggregate amount of Estimated Additional Rent actually paid by Tenant during a given Lease Year exceeds Tenant’s actual liability for such Lease Year, the excess shall be credited against the Estimated Additional Rent next due from Tenant during the immediately subsequent Operating Year, except that in the event that such excess is paid by Tenant during the final Lease Year, then upon the expiration of the Lease Term, Landlord shall pay Tenant the then-applicable excess promptly after determination thereof.

4.5 Security Deposit. Upon execution of this Lease, Tenant will deposit with Landlord the amount specified as a security deposit in Section 1.1(r) (“Security Deposit”). The Security Deposit will be retained by Landlord and may be applied by Landlord, to the extent necessary, to pay and cover any loss, cost, damage or expense, including reasonable legal fees sustained by Landlord by reason of the failure of Tenant to comply with any term or condition of this Lease. To the extent not necessary to cover such loss, cost, damage or expense, the Security Deposit will be returned to Tenant within sixty (60) days after expiration of the Lease Term. THE SECURITY DEPOSIT WILL NOT BE CONSIDERED AS AN ADVANCE PAYMENT OF RENT or as a measure of the loss, cost, damage or expense which is or may be sustained by Landlord by reason of Tenant’s default. If any portion of the Security Deposit is applied by Landlord to pay any such loss, cost, damage or expense, Tenant will, within five (5) days after demand, deposit with Landlord an amount necessary to replenish the Security Deposit to its original amount. Landlord may commingle the Security Deposit with Landlord’s own funds, and Landlord will not be obligated to pay interest to Tenant on the Security Deposit. If Landlord transfers Landlord’s interest in the Premises, Landlord shall deliver the Security Deposit to the transferee of Landlord’s interest and Landlord will thereupon be discharged from any further liability to Tenant with respect to such Security Deposit. If Tenant transfers Tenant’s interest in the Premises, Landlord may return the Security Deposit to Tenant’s successor in interest and Landlord will thereupon be discharged from any further liability to Tenant.

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5.	Taxes

5.1 Obligation for Payment. Tenant will pay all taxes (collectively the “Taxes”), including without limitation all Real Property Taxes and personal property tax, assessment, license fee, license tax, levy, charge, penalty or similar imposition assessed, levied, confirmed, or imposed during the Lease Term, whether or not now customary or within the contemplation of Landlord and Tenant: (i) upon the Premises; (ii) upon, measured by, or reasonably attributable to the cost or value of Tenant’s Equipment, or by the cost or value of any leasehold improvements made in or to the Premises by or for Tenant, regardless of whether title to the improvements is in Tenant or Landlord; (iii) upon or measured by the Basic Rent, including without limitation any gross receipts tax or excise tax levied by the federal government or any other governmental body with respect to the receipt of Basic Rent (but not including any income tax); (iv) upon or with respect to the possession, leasing, operation, management, maintenance, alteration, repair, use, or occupancy by Tenant of the Premises or any portion of the Premises; (v) upon this transaction or any document to which Tenant is a party creating or transferring an interest or an estate in the Premises from Landlord to Tenant; (vi) upon all personal property, furniture, fixtures, and equipment located at the Premises, and all replacements, improvements, or additions to them, whether owned by Landlord or Tenant; and (vii) based in whole or in part on a Basic Rent, whether made in addition to or in substitution for any other tax. Tenant shall pay the applicable taxing authority(ies) directly, provided that Landlord may, at its option, upon reasonable written notice delivered to Tenant, elect to be billed and pay the taxes and seek reimbursement from Tenant as set forth herein. Tenant shall furnish to Landlord and Fee Mortgagee with documentation in a form reasonably acceptable to Landlord showing payment in full of all Real Estate Taxes and any other Taxes which could create a lien against the Premises no later than fifteen (15) days prior to the date on which such Taxes, if not paid, will become delinquent.

5.2 Taxes for Period Other Than Lease Term. Any Tax, including Taxes that have been converted into installment payments, relating to a fiscal period of the taxing authority, a part of which period is included within the Lease Term and a part of which is included in a period of time prior to the Commencement Date or after the end of the Term, whether or not such Tax or installments are assessed, levied, confirmed, imposed upon or in respect of, or become a lien upon the Premises, or become payable, during the term, will be adjusted between Landlord and Tenant as of the Commencement Date or end of the Lease Term, so that Tenant will pay that portion of the Tax or installment which the part of the fiscal period included in the Lease Term bears to the fiscal period, and Landlord will pay the remainder.

5.3 Other Impositions. Tenant will not be obligated to pay local, state, or federal net income taxes assessed against Landlord; local, state, or federal capital levy of Landlord; or sales, excise, franchise, gift, estate, succession, inheritance, or transfer taxes of Landlord.

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5.4 Right to Contest Taxes. Tenant will have the right to contest the amount or validity, in whole or in part, of any tax by appropriate proceedings diligently conducted in good faith, only after paying the tax or posting such security as Landlord may reasonably require in order to protect the Premises against loss or forfeiture. Upon the termination of those proceedings, Tenant will pay the amount of the tax or part of the tax as finally determined, the payment of which may have been deferred during the prosecution of the proceedings, together with any costs, fees, interest, penalties, or other related liabilities. Landlord will not be required to join in any contest or proceedings unless the provisions of any law or regulations then in effect require that the proceedings be brought by or in the name of Landlord. In that event, Landlord will join in the proceedings or permit them to be brought in its name; however, Landlord will not be subjected to any liability for the payment of any costs or expenses in connection with any contest or proceedings, and Tenant will indemnify the Landlord Parties against and save the Landlord Parties harmless from any of those costs and expenses.

6.	Insurance

6.1 Tenant’s Insurance. Tenant covenants to obtain on or before Tenant enters upon or takes occupancy of the Premises, at Tenant’s sole cost and expense, and to keep in full force and effect during the Early Entry Period and the Lease Term (the “Insurance Requirements”):

(a) Comprehensive general liability insurance with respect to the business carried on, in or from the Premises and the use and occupancy thereof, covering bodily injury, death and damage to property of others (with endorsements for assumed contractual liability with respect to the liabilities assumed by Tenant under Section 9.11); with combined single limits of not less than $5,000,000 in respect of any one accident or occurrence and

(b) All-Risk Property (Special Cause of Loss) Insurance including, without limitation, coverage for loss or damage to the Premises by fire and other perils including windstorm, sprinkler leakage, ordinance and law, sewer back-up, building ordinance extension endorsement (including cost of demolition, increased costs of construction and the value of the undamaged portion of the building and soft costs coverage), and boiler and machinery coverage (if separate policy, that policy must include loss of rents or business interruption coverage). The policy shall be in an amount not less than the full insurable value on a replacement cost basis of the insured Premises and personal property related thereto (without deduction for depreciation). The replacement cost is agreed to be $13,200,000.00. If the policy is a blanket policy covering the Premises and one or more other properties, the policy must specify the dollar amount of the total blanket limit of the policy that is allocated to each property, and the amount so allocated to the Premises must not be less than the full insurable value on a replacement cost basis.

(c) All-Risk Property (Special Cause of Loss) insurance covering the full replacement cost of all furniture, trade fixtures and personal property (including property of Tenant or others) in the Premises or otherwise placed in the Premises by or on behalf of Tenant or a Tenant Responsible Party, (iv) contractual liability insurance sufficient to cover Tenant’s indemnity obligations hereunder (but only if such contractual liability insurance is not already included in Tenant’s commercial general liability insurance policy).

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(d) Builder’s Risk Insurance any time Tenant engages or causes to be engaged any contractor to perform work in or on the Premises (which shall be done only in accordance with the provisions of this Lease). Tenant shall require such contractor to carry and maintain, at no expense to Landlord, non-deductible commercial general liability insurance, and Tenant shall maintain in full force and effect a builder’s completed value risk policy (a “Builder’s Risk Policy”) in a nonreporting form, with no coinsurance requirement, insuring against all “Special Form” risk of physical loss or damage to the Premises, including, but not limited to, contractor’s liability coverage, completed operations coverage, broad form property damage endorsement and contractor’s protection liability coverage, risk of loss from fire and other hazards, collapse, transit coverage, vandalism, malicious mischief, theft, earthquake (if the Premises is in earthquake zone 1 or 2) and sinkholes (if usually recommended in the area of the Premises). The Builder’s Risk Policy shall include endorsements providing coverage for building materials and supplies and temporary property. The Builder’s Risk Policy shall be in the amount of the full replacement cost of the applicable improvements and shall contain a deductible amount acceptable to Landlord. The Builder’s Risk Policy shall include an endorsement permitting initial occupancy.

(e) Business Interruption Insurance for not less than twelve (12) months of income and normal operating expenses, including payroll and Basic Rent payable hereunder with an endorsement extending the period of indemnity by at least ninety (90) days (Building Ordinance—Increased Period of Restoration Endorsement) and in an amount to prevent Landlord from becoming a co-insurer.

(f) Workers’ compensation insurance as required by applicable law and employers’ liability insurance, each with a limit of not less than $100,000 per accident, $500,000 for a disease policy limit, and $100,000 for disease limit for each employee.

(g) Boiler and machinery coverage covering loss or damage, on a replacement cost basis, from explosion of any steam and pressure boilers, hot water heaters, and similar apparatus located in, on or about the Premises with limits of not less than the replacement cost of the Improvements. In the event coverage hereunder is afforded by more than one insurance company, all such companies shall furnish a joint loss endorsement to the policies covering the risk set forth in this Section.

(h) Any other form or forms or amounts of insurance or any changes or endorsements to the insurance required herein as may be required by Fee Mortgagee.

6.2 Additional Insureds. Coverage shall be placed with insurance carriers with an A-XII AM Best Rating or better; will name Landlord, Landlord’s property manager and Fee Mortgagee as identified to Tenant by Landlord as additional insured parties (collectively “Additional Insured Parties” and individually “Additional Insured Party”), as their interests may appear; and will provide that the insurance coverage will not be cancelled or altered except upon thirty (30) days’ prior written notice to Landlord, Landlord’s property manager, and Fee Mortgagee. Tenant will obtain and file with Landlord certificates of insurance evidencing the insurance coverage required above and will deliver such certificates to Landlord on or before the Commencement Date and annually thereafter.

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6.3 No Limitation of Liability. In no event shall the limits of the foregoing insurance policies be considered to limit the liability of Tenant under this Lease. The minimum limits of insurance set forth in Section 6.1 shall not be construed to limit the coverage available to any of the Additional Insured Parties to an amount that is less than the full policy limit(s) of all applicable policies actually carried by Tenant. Notwithstanding any limits of liability set forth in Section 6.1 or shown on any certificate or other evidence of insurance, Landlord shall be named and entitled to status as an Additional Insured Party on all liability insurance maintained by Tenant.

6.4 Procurement by Landlord. If Tenant does not obtain the insurance policies as required by this Lease or keep the same in force throughout the Lease Term, Landlord may, but shall not be obligated to, obtain the required insurance, or such lesser insurance coverage as Landlord may elect, and pay the premium therefor. If Landlord does so, Tenant shall repay to Landlord, as Additional Rent, the amount of the premium so paid within ten (10) days after demand plus an administrative fee of 15% of the premium. In addition, Landlord may recover from Tenant, and Tenant agrees to pay, as Additional Rent, any and all reasonable expenses (including, without limitation, attorneys’ fee) and damages that Landlord may sustain by reason of the failure of Tenant to obtain and maintain insurance as required in this Lease.

6.5 Waiver of Subrogation. Except as otherwise provided in the last sentence of this Section 6.5, Landlord and Tenant each hereby releases the other from any and all liability for any loss of or damage or injury to property occurring in, on or about the Premises by reason of fire or other casualty that is or could be insured against under a so-called “special perils” form property insurance policy or under a so-called “contents” insurance policy, regardless of cause, including, without limitation, the negligence of other party. Each party further agrees that such insurance carried by either of them shall contain a clause whereby the insurance company permits (or does not preclude) the foregoing release. Because the provisions of this Section 6.5 are intended to preclude the assignment of any claim described herein by way of subrogation or otherwise to an insurance company or any other person, each party to this Lease shall give to each insurance company that has issued to such party one or more policies of property insurance notice of the terms of the mutual releases contained in this Section 6.5 and each party shall have such insurance policies properly endorsed, if necessary, to prevent the invalidation of such insurance by reason of the provisions of this Section 6.5. The foregoing release by Landlord in favor of Tenant shall not apply, and shall be void and of no force or effect, if Landlord’s insurance coverage is denied, invalidated or nullified by reason of any act or failure to act of Tenant, its agents, employees, invitees or contractors.

6.6 Cooperation in the Event of Loss. Landlord and Tenant will cooperate with each other in the collection of any insurance proceeds which may be payable in the event of any loss, including the execution and delivery of any proof of loss or other actions required to effect recovery.

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6.7 Policies of Insurance. Upon Landlord’s request, Tenant and Tenant’s insurance company shall provide full copies of all policies, endorsements and exclusions thereto, as required hereunder, and Landlord shall be under no obligation to accept Certificates of Insurance in lieu thereof.

7.	Utilities, Repairs, Maintenance and Alterations

7.1 Utility Services. Utility services will be provided and paid for as follows:

(a) Tenant will arrange with the applicable public utilities for the furnishing of water, sewer, gas, telephone, internet, cable, and electrical service to the Premises. Tenant shall pay (or cause to be paid) all charges and costs such utility services. Tenant shall also, at its sole cost and expense, procure or cause to be procured any and all necessary permits, licenses or other authorizations required for the lawful and proper use and for the installation and maintenance upon the Premises of wires, pipes, conduits, tubes and other equipment and appliances for use in supplying any such utility service to or upon the Premises. Tenant expressly agrees that Landlord is not, nor shall it be, required to furnish to Tenant or any other occupant of the Premises, during the Lease Term, any water, sewer service, gas, heat, electricity, light, power or any other facilities, equipment, labor, materials or services of any kind whatsoever. The inability of Tenant to obtain or to continue to receive such services for any reason whatsoever will not in any way be construed as a partial or constructive eviction or cause an abatement of rent or relieve Tenant of any of its obligations under this Lease or result in any liability of Landlord to Tenant.

(b) Tenant will arrange with a reputable trash collection company for the removal and disposition of all garbage, trash, rubbish and other refuse from the Premises. Tenant will directly pay for such services, and the inability of Tenant to obtain or to continue to receive such services for any reason whatsoever will not in any way be construed as a partial or constructive eviction or cause an abatement of rent or relieve Tenant of any of its obligations under this Lease or result in any liability of Landlord to Tenant.

(c) Tenant will operate the heating, ventilation and air conditioning systems in a proper manner and in any event, so as to maintain under all conditions a temperature adequate to prevent the freezing of pipes or other damage to the Premises.

7.2 Tenant’s Obligation to Repair and Maintain. Tenant acknowledges that it has received the Premises in good order and repair. Tenant, at its own expense, will maintain all parts of the Premises in good repair and condition and will take all action and will make all structural and nonstructural, ordinary and necessary repairs or replacements that may be required to keep all parts of the Premises in good repair and condition, in accordance with Applicable Law, including, without limitation, the Americans with Disabilities Act of 1990, and free from all causes of mold (including, without limitation, all painting, glass, utilities, conduits, fixtures and equipment, foundation, roof, exterior walls, structural elements, heating and air conditioning systems, wiring, plumbing, sprinkler systems and other utilities or mechanical systems, and all paving, sidewalks, roads, parking

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areas, curbs and gutters and fences). The Tenant is responsible for repair, replacement, maintenance, utility costs, and landscaping of the exterior portions of the Premises, including, but not limited to, any and all costs of maintenance, repair, and replacement of all parking areas (including bumpers, sweeping, striping, and slurry coating), driveways, loading and unloading areas, trash areas, outdoor lighting, sidewalks, walkways, landscaping (including tree trimming), irrigation systems, fences and gates, structural and non-structural maintenance and repair (but not replacement) of the roof, structural and non-structural maintenance, repair, and replacement of skylights and exterior walls of the Premises (including exterior painting), any maintenance contracts for, and the repair and replacement of, the elevators, if any, and all heating, ventilation, and air-conditioning (HVAC) systems, all mechanical, elevator electrical, and plumbing systems, maintenance, repair, replacement, monitoring, and operation of the fire/life safety and sprinkler system, utilities, landscaping, trash removal, and snow removal, any assessments or dues attributable to the Premises as the result of any Contractual Requirements or charged pursuant to any other covenant, restriction, or declaration, management fees, if any, costs of inspections, license, and permits, and any other costs and expenses of any other kind whatsoever reasonably incurred in managing, operating, maintaining and repairing the Premises. The Tenant shall contract for such items in its reasonable discretion and pay such costs directly. All maintenance and repairs by Tenant will be done promptly, in a good and workmanlike fashion, and without diminishing the original quality of the Premises and will include repair or replacement of light bulbs, ballasts, overhead doors, interior walls and glass damage, the cost of any damages exceeding normal wear and tear, the costs of janitorial services and the costs of keeping the Premises free of mold. Except, as set forth in Section 7.3 below, Landlord shall not be required to maintain, repair or rebuild all or any part of the Premises. Tenant waives the right to require Landlord to maintain, repair or rebuild all or any part of the Premises or make repairs at the expense of Landlord pursuant to any Applicable Law, Contractual Requirements, or any other agreement, contract, covenant, condition or restrictions at any time, except to the extent required by Section 7.3 below.

7.3 Landlord’s Obligation to Replace the Roof. Landlord will, at its own expense, be responsible for replacing the roof of the Premises should the same be required during the Lease Term. In the event that Landlord is required to replace the roof pursuant to this Section 7.3, Landlord shall use commercially reasonable efforts minimize any interference with Tenant’s use and occupancy of, or access to, the Premises during such replacement, but the Landlord will not be liable for any interference caused thereby.

7.4 Alterations. With respect to any alteration, change, addition or improvement (herein collectively referred to as an “Alteration”) to any portion of the Premises:

(a) If the Alteration (i) does not affect any structural component of the Premises, (ii) does not affect any utilities or mechanical systems, (iii) does not impair the value of the Premises, (iv) only affects the interior of the Improvements, and (v) does not require the issuance of a building permit (or other similar authorization), then the Alteration shall constitute a “Minor Alteration”. Tenant may make any Minor Alteration without Landlord’s prior written consent; provided, however, Tenant shall comply with the requirements set forth in Section 7.4(c) below.

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(b) Any Alterations that are not Minor Alterations are referred to herein as “Major Alterations”. Tenant shall not make any Major Alterations without the prior written consent of Landlord, and Landlord may impose as a condition to such consent such reasonable requirements, as Landlord may deem necessary or desirable. Tenant shall pay to Landlord, Landlord’s reasonable charges for reviewing and inspecting all Major Alterations to assure full compliance with all of Landlord’s requirements. Landlord does not expressly or implicitly covenant or warrant that any plans or specifications submitted by Tenant are safe or that the same comply with any Applicable Law.

(c) Tenant shall not commence any Alteration (whether a Minor Alteration or Major Alteration) without first obtaining such consents and approvals as may be required by Applicable Law. Tenant covenants that any Alteration will be completed with due diligence and in a good and workmanlike fashion and in compliance with all conditions imposed by Landlord, this Lease (specifically including, without limitation, the obligation to obtain a Builder’s Risk Policy in accordance with Section 6.1(d)), the Contractual Requirements, and all applicable permits and authorizations required by Applicable Law. The costs and expenses for all Alterations will be paid promptly when due and, upon request from Landlord, Tenant shall furnish to Landlord evidence of payment of all costs of an Alteration within ninety (90) days after substantial completion thereof. Tenant shall not permit the filing of any mechanic’s lien or other lien in connection with any Alterations and shall comply with Section 9.1 below.

7.5 Notice of Non-Liability. At all reasonable times, Landlord may, at its election, either (a) post and keep posted until completion of such work, a written or printed notice (a “Notice of Non-Responsibility”) in a conspicuous place upon the doors providing entrance to the Premises or, if that is not feasible, in some other conspicuous place on the Premises, and may personally serve upon such contractors or subcontractors or other persons performing such work or furnishing laborers, materials, machinery or other fixtures, a written or printed notice, in accordance with Applicable Law, stating that Landlord’s interests in the Premises shall not be subject to any lien for such work, or (b) furnish to Tenant and Tenant shall post and keep posted until completion of such work, a Notice of Non-Responsibility in a conspicuous place upon the doors providing entrance to the Improvements, or, if that is not feasible, in some other conspicuous place on the Premises, and shall personally serve upon such contractors or subcontractors or other persons performing such work or furnishing laborers, materials, machinery or other fixtures, a Notice of Non-Responsibility, in accordance with Applicable Law, stating that Landlord’s interests in the Premise shall not be subject to any lien for such work. Tenant shall not permit any posted Notice of Non-Responsibility to be defaced or removed.

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7.6 Encumbrances. If all or any part of the Improvements shall encroach upon any property, street or right-of-way adjoining or adjacent to the Premises, or shall violate the agreements or conditions affecting the Premises or any part thereof, or shall hinder, obstruct or impair any easement or right-of-way to which the Premises are subject, then, promptly after written request of Landlord (unless such encroachment, violation, hindrance, obstruction or impairment is not material) or of any person so affected, Tenant shall, at its expense, either (a) obtain valid and effective waivers or settlements of all claims, liabilities and damages resulting therefrom or (b) if Landlord consents thereto, make such changes, including alteration or removal, to the Improvements and take such other action as shall be necessary to remove or eliminate such encroachments, violations, hindrances, obstructions or impairments.

8.	Use of Premises.

8.1 Limitation on Use by Tenant. Tenant covenants to use the Premises only for the Permitted Use(s) set forth in Section 1.1(k) and for no other purposes, except with the prior written consent of Landlord, which consent may be withheld in Landlord’s sole and absolute discretion. Landlord makes no representations regarding the permissibility of Tenant’s use pursuant to applicable zoning or other land use laws, and Tenant, having determined to Tenant’s satisfaction the permissibility of such use to Tenant’s satisfaction prior to execution hereof, hereby waives any claim of illegality of contract, frustration of purpose or other similar claim or defense to enforcement of Tenant’s obligations hereunder.

8.2 Compliance with Laws. Tenant covenants that nothing will be done or kept on the Premises in violation of any Applicable Law and that the Premises will be used, kept and maintained in compliance with any Applicable Law and with the certificate of occupancy issued for the Premises, and with the requirements of any board of fire insurance underwriters or other similar bodies now or hereafter constituted, relating to, or affecting the condition, use or occupancy of the Premises. The final, unappealable judgment against Tenant, whether Landlord be a party thereto or not, that Tenant has violated any law, statute, ordinance or governmental rule, regulation or requirement, shall be conclusive of that fact as between Landlord and Tenant. Tenant shall provide written notice to Landlord within one (1) day after Tenant receives any notice of a violation or other requirement to comply with any such law, ordinance, rule or regulation with respect to the Premises or Tenant’s operation at the Premises, together with a copy of such notice of such violation or non-compliance.

8.3 Compliance with Covenants. Tenant covenants that Tenant and any Tenant Responsible Party will not do or keep anything on the Premises in violation of any Contractual Requirements and that the Premises will be used, kept and maintained in compliance with all Contractual Requirements. Tenant will not violate or permit to be violated any of the conditions or provisions of the Insurance Requirements policies, and Tenant will perform and satisfy all requirements of the companies writing such policies.

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8.4 No Waste or Impairment of Value. Tenant covenants that Tenant and all Tenant Responsible Parties will not do or keep anything on the Premises that might (i) impair the value of the Premises, (ii) constitute waste, or (iii) impair Landlord’s title to the Premises or any portion thereof.

8.5 No Hazardous Use. Tenant covenants that Tenant and any Tenant Responsible Party will not do or keep anything on the Premises, and that no improvements, changes, maintenance or repairs will be made to the Premises, which might be unsafe or hazardous to any person or property.

8.6 No Structural or Electrical Overloading. Tenant covenants that Tenant and any Tenant Responsible Party will not do or keep anything on the Premises and that no improvements, changes, maintenance or repairs will be made to the Premises, which might impair the structural soundness of the Premises, which might result in an overload of electrical lines serving the Premises, or which might interfere with electric or electronic equipment in the Premises or on any adjacent or nearby property. In the event of violations of this Section 8.6, Tenant covenants immediately to remedy the violation at Tenant’s expense and in compliance with all requirements of governmental authorities and insurance underwriters and as may otherwise be required by Landlord.

8.7 Contamination and Environmental Protection.

(a) “Hazardous Materials” means any hazardous substance, hazardous material or toxic substance as defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Resource Conservation and Recovery Act of 1976, as amended, the Superfund Amendments and Re-authorization Act of 1986 (42 U.S.C. 6901 et seq. and 42 U.S.C. 9601 et seq.), as amended and the Toxic Substances Control Act, as amended, or any other federal, state or local hazardous substance, hazardous waste or environmental laws, statutes, codes, ordinances, regulations, directives, requirements or rules, and asbestos, formaldehyde, radioactive substances, hydrocarbons, industrial solvents, lead paint, mold, flammable’s and explosives or any other substance or material which would constitute or cause a health, safety or environmental hazard on the Premises or require remediation at the request of any governmental agency. “Environmental Requirements” means all applicable present and future statutes, regulations, rules, ordinances, codes, licenses, permits, orders, approvals, plans, authorizations, concessions, franchises, and similar items, of all governmental authorities and all Applicable Laws relating to the protection of human health or the environment. “Environmental Damages” means all claims, judgments, actions, causes of action, damages, losses, penalties, fines, liabilities (including, without limitation, strict liability), encumbrances, liens, obligations, costs, and expenses of investigation and defense of any claim, whether or not such claim is ultimately defeated, and of any good faith settlement or judgment, of whatever kind or nature, contingent or otherwise, matured or unmatured, foreseeable or unforeseeable, including, without limitation, reasonable attorneys’ fees and consultants’ and witnesses’ fees, any of which are incurred at any time as a result of the existence of Hazardous Material upon, about, beneath the premises or migrating or threatening to migrate to or from the premises, or the existence of a violation of Environmental Requirements pertaining to the premises.

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(b) Except in strict compliance with all Environmental Requirements, Tenant or any Tenant Responsible Party will not bring onto the Premises or use thereon any Hazardous Materials other than de minimus quantities of cleaning solutions and other substances reasonably required to be used by Tenant in the normal course of the Permitted Use, so long as such use does not expose the Premises to any meaningful risk of contamination or damage or expose Landlord to any liability therefor and provided further Tenant will manage, keep, use and dispose of such substances in accordance with the Environmental Requirements. Tenant agrees to permit reasonable entry onto the Premises by Landlord for verification of Tenant’s compliance with this Section 8.7. The Tenant, its successors, assigns and guarantors, will indemnify, defend, and hold harmless the Landlord Parties from and against any and all Environmental Damages imposed upon, incurred by or asserted against any of the Landlord Parties by reason of the actions or omissions of the Tenant or any Tenant Responsible Party which (a) result in the presence of Hazardous Materials upon, about or beneath the Premises or migrating to or from the Premises, or (b) are in violation of any Environmental Requirements. This obligation will include, but not be limited to, the burden and expense of investigating and defending all claims, suits and administrative proceedings (with counsel approved by the indemnified parties), including, without limitation, attorneys’ fees and expert witness and consulting fees, even if such claims, suits or proceedings are groundless, false or fraudulent, and conducting all negotiations of any description, and paying and discharging, when and as the same become due, any and all judgments, penalties or other sums due against such indemnified persons, and all such expenses incurred in enforcing the obligation to indemnify.

(c) Notwithstanding the obligation of the Tenant to indemnify the Landlord Parties pursuant to this Lease, the Tenant will, within ten (10) days after demand of the Landlord, and at the Tenant’s sole cost and expense, promptly take all actions to remediate any Environmental Damage affecting the Premises to allow full economic use of the Premises, or as required by Environmental Requirements, to the extent such remediation is necessitated by the (a) introduction of a Hazardous Material upon, about or beneath the Premises caused by the Tenant or any Tenant Responsible Party, or (b) a violation of Environmental Requirements, caused by the actions or omissions of the Tenant or any Tenant Responsible Party. The Tenant will promptly provide to the Landlord copies of testing results and reports that are generated in connection with the above remediation, and copies of any correspondence with any governmental authority related to such remediation.

(d) If the Tenant will become aware of or receive notice or other communication concerning any actual, alleged, suspected or threatened violation of Environmental Requirements, or liability of the Tenant for Environmental Damages in connection with the Premises or past or present activities of any person thereon, or that any representation set forth in this agreement is not or is no longer accurate, then the Tenant will deliver to the Landlord, within ten (10) days after the receipt of such notice or communication by the Landlord, a written description of such violation, liability, correcting information, or actual or threatened event or condition, together with copies of any such notice or communication. Receipt of such notice will not be deemed to create any obligation on the part of the Landlord to defend or otherwise respond to any such notification or communication.

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(e) The Tenant will deliver to the Landlord copies of all documents which the Tenant provides to any governmental authority required by, or relating to compliance with, the Environmental Requirements, such delivery to be made at the same time as delivery of the documents to the governmental authority. The Landlord will have the right in its sole and absolute discretion, but not the duty, to enter and conduct an inspection of the Premises and to inspect and audit the Tenant’s records concerning Hazardous Materials at any reasonable time to determine whether the Tenant is complying with the terms of this Lease, including, without limitation, the compliance of the Premises and the activities thereon with the Environmental Requirements and the existence of Environmental Damages. The Tenant hereby grants to the Landlord the right to enter the Premises and to perform such tests on the Premises as are reasonably necessary in the opinion of the Landlord to assist in such audits and investigations. The Landlord will use reasonable efforts to minimize interference with the business of the Tenant by such tests inspections and audits, but the Landlord will not be liable for any interference caused thereby.

(f) The rights of the Landlord and the obligations of the Tenant as set forth in this Section 8.7 will survive expiration of the Lease Term or earlier termination of this Lease.

8.8 Exemption of Landlord from Liability. Landlord will not be liable for any damage or injury to the person, business (or any loss of income therefrom), goods, wares, merchandise or other property of Tenant, any Tenant Responsible Party or any other person in or about the Premises, whether such damage or injury is caused by or results from: (a) fire, steam, electricity, water, gas, rain or mold; (b) the breakage, leakage, obstruction or other defects of pipes, sprinklers, wires, appliances, plumbing, air conditioning or lighting fixtures or any other cause; or (c) conditions arising in or about the Premises. The provisions of this Section 8.7(c) will not, however, exempt Landlord from liability for Landlord’s negligence or willful misconduct.

9.	Other Covenants of Tenant

9.1 No Mechanic’s Liens. Tenant covenants not to permit or suffer, and to cause to be removed and released, any lien of a mechanic or supplier. If a mechanic’s lien or other lien is filed against the Premises, Tenant shall discharge or cause to be discharged (by bond or otherwise) such lien within thirty (30) days after Tenant receives notice of the filing thereof and shall not allow any such lien to be foreclosed upon. Tenant shall have the right to contest any mechanics’ lien so long as Tenant posts the bond required to remove the lien from the Premises within the aforementioned thirty (30) day period. If a mechanic’s lien or other lien is filed against the Premises and Tenant fails to timely discharge (by bond or otherwise) such lien, Landlord may, without waiving its rights and remedies based on such breach of Tenant and without releasing Tenant from any of its obligations, cause such lien to be released by any means it shall deem proper, including payment in satisfaction of the claim giving rise to such lien. Tenant shall pay to Landlord within thirty (30) days following notice by Landlord, any sum paid by Landlord to remove such liens, together with interest at the Interest Rate from the date of such payment by Landlord. Any increase in any tax, assessment or charge levied or assessed as a result of any Alterations shall be payable by Tenant.

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9.2 No Other Encumbrances. Tenant covenants not to obtain any financing secured by Tenant’s interest in the Premises and not to encumber the Premises or Landlord or Tenant’s interest therein, without the prior written consent of Landlord, and to keep the Premises free from all liens and encumbrances of any person by, through or under Tenant.

9.3 Subordination. In consideration of Landlord obtaining the agreement of Fee Mortgagee not to disturb Tenant’s leasehold interest hereunder, Tenant covenants and agrees that this Lease and Tenant’s interest in the Premises shall be junior and subordinate to any Fee Mortgage now or hereafter encumbering the Premises, and in the event of a foreclosure of any Fee Mortgage, Tenant shall attorn to the Fee Mortgagee, or the party acquiring title to the Premises as the result of such foreclosure. No act or further agreement by Tenant shall be necessary to establish the subordination of this Lease to any such Fee Mortgage, which subordination is self-executing, but Tenant covenants and agrees, upon request of Landlord, to execute such documents as may be necessary or appropriate to confirm and establish this Lease as subordinate to any Fee Mortgage in accordance with the foregoing provisions (including, without limitation, such Fee Mortgagee’s form of estoppel, subordination, non-disturbance and attornment agreement in substance materially consistent with the form attached hereto as Exhibit C and by this reference incorporated herein). Alternatively, Tenant covenants and agrees that, at the option of any Fee Mortgagee, Tenant shall execute documents as may be necessary to establish this Lease and Tenant’s interest in the Premises as superior to any such Fee Mortgage within ten (10) days after Tenant’s receipt thereof. If Tenant fails to respond to such request to execute any documents required to be executed by Tenant under the provisions hereof, Tenant shall be deemed to have agreed to and be bound by the covenants, terms and conditions provided in such documents. If any Fee Mortgagee or purchaser at foreclosure thereof, succeeds to the interest of Landlord in the Premises, or any part thereof, such person shall not be (i) liable for any act or omission of Landlord under this Lease; (ii) liable for the performance of Landlord’s covenants hereunder which arise prior to such person succeeding to the interest of Landlord hereunder; (iii) bound by the payment of any rent which Tenant may have paid more than one month in advance; (iv) liable for any security deposit which was not delivered to such person; or (v) bound by any modifications to this Lease to which such Fee Mortgagee has not consented in writing. Nothing herein shall be construed as requiring Tenant to execute such a document which in Tenant’s good faith and bona fide belief does not accurately reflect the nature of the provisions or status of this Lease, or as prohibiting Tenant from correcting such inaccuracies upon execution of such document.

9.4 Modification Required by Fee Mortgagee. Tenant agrees to reasonable amendments to the Lease as may be requested by Fee Mortgagee provided such amendments do not increase Tenant’s monetary obligations under this Lease and does not have an adverse material effect on Tenant’s historic use of the Premises.

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9.5 Landlord’s Waiver. Furniture, equipment, and other personal property may be installed or placed within the leases premises that is financed by Tenant’s creditors. The furniture, equipment, and other personal property shall not become a part of the realty, but shall remain personal property removable by such creditors and their assigns, provided that any damage occasioned by such removal shall be repaired by the creditor. The Landlord shall be notified of plans to remove said furniture, equipment, and personal property and may be physically present upon the actual removal thereof. Landlord does hereby waive any right to retain or gain possession of any of such equipment or property on the premises during the term of the lease and until said property shall become the property of Lessee without liens.

9.6 Assignment or Subletting.

(a) Tenant covenants not to make or permit a “Transfer by Tenant” (as hereinafter defined) without Landlord’s prior written consent, which may be withheld in Landlord’s sole discretion. A “Transfer by Tenant” will include (i) an assignment of this Lease; (ii) a sublease of all or any part of the Premises; (iii) any transfer, mortgage, pledge or encumbrance of all or any part of Tenant’s interest under this Lease or in the Premises, by operation of law or otherwise; (iv) a change of fifty percent (50%) or more of ownership in Tenant, by operation of law or otherwise; (v) a change in control of Tenant, or (vi) the use or occupancy of all or any part of the Premises by anyone other than Tenant. Notwithstanding the foregoing, a change of fifty percent (50%) or more of ownership in Tenant, by operation of law or otherwise may occur without Landlord’s prior written consent if Tenant provides Landlord with written notice which identifies the new owners at least thirty (30) days prior to such change in ownership. Any prohibited Transfer by Tenant will be void and will constitute a default under this Lease. Landlord shall have thirty (30) days from the date of receipt of Tenant’s request in which to determine whether or not Landlord’s consent shall be granted. If Landlord consents to any Transfer by Tenant, Tenant will not be relieved of its obligations under this Lease and Tenant will remain liable, jointly and severally and as a principal, and not as a guarantor or surety, under this Lease, to the same extent as though no Transfer by Tenant had been made, unless otherwise specifically provided in Landlord’s consent thereto. The acceptance of rent by Landlord from any person other than Tenant will not be deemed to be a waiver by Landlord of the provisions of this Section 9.6 or of any other provision of this Lease. Any consent by Landlord to Transfer by Tenant will not be deemed a consent to any subsequent Transfer by Tenant.

(b) Notwithstanding the provisions of Section 9.6(a), Tenant may sublet any part or all of the Premises with the prior written consent, which shall not be unreasonably withheld, conditioned, or delayed, of both Fee Mortgagee and Landlord (a “Permitted Sublease”). If Landlord consents to any Permitted Sublease, Tenant will not be relieved of its obligations under this Lease and Tenant will remain liable, jointly and severally and as a principal, and not as a guarantor or surety, under this Lease, to the same extent as though no Permitted Sublease had been made. The acceptance of rent by Landlord from any person other than Tenant will not be deemed to be a waiver by Landlord of the provisions of this Section 9.6(b) or of any other provision of this Lease. Any consent by Landlord to Permitted Sublease will not be deemed a consent to any subsequent Permitted Sublease. Any subtenant who occupies the Premises pursuant to a Permitted Sublease shall be bound by all the provisions of this Lease specifically including, without limitation, Section 15.24 below. A Permitted Sublease shall not constitute a Transfer by Tenant.

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(c) Notwithstanding the provisions of Section 9.6(a), except for a change of fifty percent (50%) or more of ownership in Tenant, Landlord will, at Landlord’s option, have the right, in lieu of consenting to a Transfer by Tenant, to terminate this Lease as to the portion of the Premises that is subject to the proposed Transfer by Tenant and, at Landlord’s option, to enter into a new lease with the proposed transferee and receive directly from the proposed transferee the consideration agreed to be given by such transferee to Tenant.

(d) Except for a change of fifty percent (50%) or more of ownership in Tenant, if Landlord consents to a Transfer by Tenant, any option to renew this Lease or right to extend the Lease Term will automatically terminate unless otherwise agreed in writing by Landlord.

(e) Tenant covenants to pay to Landlord, within ten (10) days after demand by Landlord, the reasonable costs and expenses of Landlord in connection with any request by Tenant for consent to a Transfer by Tenant or notice by Tenant of a change of fifty percent (50%) or more of ownership in Tenant, including reasonable legal fees, whether or not consent of Landlord is given to the Transfer by Tenant

9.7 Estoppel Certificates. Tenant covenants to deliver to Landlord, upon Landlord’s written request, (A) a written statement in form and substance similar to that attached hereto as Exhibit D, certifying that this Lease is unmodified (or, if modified, stating the modifications) and in full force and effect; stating the dates to which Basic Rent and Additional Rent have been paid; stating the amount of the Security Deposit and the amount of security deposit held by Landlord, if any; stating whether any rent abatements, tenant finish allowances or other tenant concessions remain outstanding; and stating whether or not Landlord is in default under this Lease (and, if so, specifying the nature of the default); stating any other such other matters as reasonably requested; and (B) financial statements on Tenant in sufficient detail to permit Landlord, existing or prospective Fee Mortgagee or buyer, to perform a credit analysis of Tenant. Tenant agrees that such statements may be delivered to and relied upon by any existing or prospective mortgagee or purchaser of the Premises. Tenant agrees that a failure to deliver such a statement within ten (10) days after written request from Landlord will be conclusive upon Tenant as to the matters set forth in any pre-prepared estoppel certificate, and in any event, that this Lease is in full force and effect without modification except as may be represented by Landlord; that there are no uncured defaults by Landlord under this Lease and that any representation by Landlord with respect to Rent, amounts due to Tenant, and the Security Deposit are true.

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9.8 Landlord Right to Inspect and Show Premises. Tenant covenants that Landlord, Fee Mortgagee, and any authorized representatives of Landlord or Fee Mortgagee will have the right to enter the Premises at any reasonable time with reasonable notice (except in cases of emergency, in which case no notice is required) for the purposes of inspecting, repairing or maintaining the same or performing any obligations of Tenant which Tenant has failed to perform hereunder (but nothing herein shall be deemed to create or imply a duty on the part of Landlord to make any such inspection or do any such work) or for the purposes of showing the Premises to any existing or prospective Fee Mortgagee, purchaser or tenant of the Premises. Tenant covenants that Landlord may at any time and from time to time place on the Premises a sign advertising the Premises for sale or for lease.

9.9 Landlord Title to Fixtures. Tenant covenants that all Fixtures, whether or not attached to or affixed to the Premises, and whether now or hereafter located upon the Premises will be and remain the property of Landlord upon expiration of the Lease Term.

9.10 Obligation for Removal of Tenant Improvements, Equipment, and Alterations. Tenant covenants to remove all Equipment from the Premises at the expiration of the Lease Term. If Tenant fails to remove the Equipment by the expiration of the Lease Term, Landlord will be entitled to recover from Tenant the reasonable cost or expense of removing the same and in restoring the Premises, whether or not Landlord actually removes the same and the restores the Premises. Tenant shall have no obligation to remove, but at Tenant’s option may remove, at the expiration of the Lease Term or any other time, any Tenant Improvements and Alterations. If removal by Tenant results in injury or damage the Premises, Tenant covenants, at its sole cost and expense, at the expiration of the Lease Term, to repair such injury and damage in good and workmanlike fashion and in compliance with Applicable Law.

9.11 Tenant Indemnification of Landlord. Tenant covenants to protect, indemnify, and save the Landlord Parties harmless from and against all liability, obligations, claims, damages, penalties, causes of action, costs and expenses, including legal fees, imposed upon, incurred by or asserted against any of the Landlord Parties by reason of (a) any accident, injury to or death of any person or loss of or damage to any property occurring on or about the Premises resulting from any cause whatsoever, except to the extent caused by the negligence or willful misconduct of the Landlord Parties; (b) any act or omission of Tenant or any Tenant Responsible Party; (c) any use which may be made of, or condition existing upon, the Premises, except to the extent caused by the negligence or willful misconduct of the Landlord Parties; (d) any improvements, fixtures or equipment upon the Premises; (e) any failure on the part of Tenant to perform or comply with any of the provisions, covenants or agreement of Tenant contained in this Lease; (f) any violation of any Applicable Law by Tenant or any Tenant Responsible Party; and (g) any repairs, maintenance or Alterations to the Premises by, through or under Tenant. Tenant further covenants that, in case any action, suit or proceeding is brought against Landlord by reason of any of the foregoing, Tenant will, at Tenant’s sole cost and expense, defend Landlord in any such action, suit or proceeding. Landlord may reject use of any particular attorney(s) for good cause.

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9.12 Waiver by Tenant. Tenant waives and releases any claims Tenant may have against Landlord or Landlord’s officers, agents or employees, resulting from any cause whatsoever other than from the negligence or willful misconduct of such parties, for loss, damage or injury to person or property sustained by Tenant or any Tenant Responsible Party.

9.13 Release upon Transfer by Landlord. In the event of a transfer by Landlord of the Premises or of Landlord’s interest as landlord under this Lease, Landlord’s successor or assign will take subject to and be bound by this Lease and, in such event, Tenant covenants that (a) Landlord will be released from all obligations of Landlord under this Lease, except obligations which arose and matured prior to such transfer by Landlord; (b) that Tenant will thereafter look solely to Landlord’s successor or assign for satisfaction of the obligations of Landlord under this Lease; and (c) that, upon demand by Landlord or Landlord’s successor or assign, Tenant will attorn to such successor.

10.	Damage or Destruction

10.1 General. If the Premises are damaged or destroyed by reason of fire or any other cause, Tenant will immediately notify Landlord and will promptly repair or rebuild the Premises at Tenant’s expense, so as to make the Premises at least equal in value to the Premises existing immediately prior to the occurrence and as nearly similar to it in character as is practicable and reasonable. Any repair or rebuilding work which will affect any structural component of the Premises or will require the issuance of a building permit (or other similar authorization) shall be performed under the supervision of a licensed architect selected by Tenant, subject to Landlord’s and Fee Mortgagee’s reasonable approval. Subject to the superior rights of any Fee Mortgagee, Landlord will apply and make available to pay to Tenant the net proceeds of any fire or other casualty insurance paid to Landlord, after deduction of any costs of collection, including reasonable attorneys’ fees, for repairing or rebuilding as the same progresses. Payments will be made against properly certified vouchers of a competent architect in charge of the work and approved by Landlord. If Landlord has received any insurance proceeds, then Landlord will contribute, out of such insurance proceeds, towards each payment to be made by or on behalf of Tenant for the repairing or rebuilding of the Premises, under a schedule of payments to be made by Tenant and not unreasonably objected to by Landlord, an amount in the proportion to the payment by Tenant as the total net amount received by Landlord from insurers bears to the total estimated cost of the rebuilding or repairing. Landlord, however, may withhold from each amount so to be paid by Landlord fifteen percent (15%) of the amount until the work of repairing or rebuilding is completed and proof has been furnished to Landlord that no lien or liability has attached or will attach to the Premises or to Landlord in connection with the repairing or rebuilding. Before beginning repairs or rebuilding, or letting any contracts in connection with repairs or rebuilding, Tenant will submit for Landlord’s approval, which approval Landlord will not unreasonably withhold or delay, complete and detailed plans and specifications for the repairs or rebuilding. Promptly after receiving Landlord’s approval of those plans and

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specifications, Tenant will begin the repairs or rebuilding and will prosecute the repairs or rebuilding to completion with diligence, subject, however, to strikes, lockouts, acts of God, embargoes, governmental restrictions, and other causes beyond Tenant’s reasonable control. Tenant will obtain and deliver to Landlord a temporary or final certificate of occupancy before the Premises are reoccupied for any purpose. The repairs or rebuilding will be completed with due diligence, in a good and workman like manner, free and clear of mechanics’ or other liens (in accordance with Section 9.1 above), and in accordance with the building codes and all Applicable Laws, ordinances, regulations, or orders of any state, municipal, or other public authority affecting the repairs or rebuilding, and also in accordance with the Contractual Requirements, and all requirements of the insurance rating organization, or similar body, and of any liability insurance company insuring Landlord against liability for accidents related to the Premises.

10.2 Landlord’s Inspection. During the progress of repairs or rebuilding, Landlord and its architects and engineers may from time to time inspect the Premises and will be furnished, if required by them, with copies of all plans, shop drawings, and specifications relating to the repairs or rebuilding. Tenant will keep all plans, shop drawings, and specifications at the building, and Landlord and its architects and engineers may examine those at all reasonable times. If, during repairs or rebuilding, Landlord and its architects and engineers determine that the repairs or rebuilding are not being done in accordance with the approved plans and specifications, Landlord will give prompt notice in writing to Tenant, specifying in detail the particular deficiency, omission, or other respect in which Landlord claims the repairs or rebuilding do not accord with the approved plans and specifications. Upon the receipt of that notice, Tenant will cause corrections to be made to any deficiencies, omissions, or such other respect. Tenant’s obligations to supply insurance according to Section 6.1 will be applicable to any repairs or building under this Section.

10.3 Landlord’s Costs. The charges of any architect or engineer of Landlord employed to pass upon any plans and specifications and to supervise and approve any construction, or for any services rendered by the architect or engineer to Landlord as contemplated by any of the provisions of this Lease, will be paid by Tenant as a cost of the repair or rebuilding. The fees of such architect or engineer will be those customarily paid for comparable services.

10.4 No Rent Abatement. Basic Rent and Additional Rent will not abate pending the repairs or rebuilding except to the extent to which Landlord receives a net sum as proceeds of any business interruption insurance carried by Tenant.

11.	Condemnation

11.1 Taking—Substantial Taking—Insubstantial Taking. A “Taking” will mean the Taking of all or any portion of the Premises as a result of the exercise of the power of eminent domain or condemnation for public or quasi-public use or the sale or transfer of all or part of the Premises under the threat of condemnation. A “Total Taking” will mean a Taking of so much of the Premises such that the Premises (even if the restorations described in Section 11.3 below were to be made) cannot be used by Tenant for the purposes for which they were used immediately before the Taking. A “Partial Taking” will mean a Taking in which the amount of the Premises remaining after the Taking can be used for substantially the same purposes for which they were used immediately before the taking.

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11.2 Total Taking. In the event of a Total Taking, this Lease will end on the earlier of the vesting of title to the Premises in the condemning authority or the taking of possession of the Premises by the condemning authority (in either case the “ending date”). If this Lease ends according to this paragraph, prepaid Rent will be appropriately prorated to the ending date. The award in a taking subject to this paragraph will be allocated according to Section 11.5 below.

11.3 Partial Taking. If, after a taking, so much of the Premises remains that the Premises can be used for substantially the same purposes for which they were used immediately before the taking: (i) this Lease will end on the ending date as to the part of the Premises which is taken; (ii) prepaid Rent will be appropriately allocated to the part of the Premises which is taken and prorated to the ending date; (iii) beginning on the day after the ending date, Rent for so much of the Premises as remains will be reduced in the proportion of the floor area of the Improvements remaining after the taking to the floor area of the Improvements before the taking; (iv) at its cost, Tenant will restore so much of the Premises as remains to a sound architectural unit substantially suitable for the purposes for which it was used immediately before the taking, using good workmanship and new first class materials; (v) upon the completion of restoration, Landlord will pay Tenant the lesser of the net award made to Landlord on account of the taking (after deducting from the total award attorneys’, appraisers’, and other costs incurred in connection with obtaining the award, and amounts paid to any Fee Mortgagees), or Tenant’s actual out-of-pocket cost of restoring the Premises; and (vi) Landlord will keep the balance of the net award.

11.4 Tenant’s Award. In connection with any Taking subject to Section 11.2 or Section 11.3, Tenant may prosecute its own claim by separate proceedings against the condemning authority for damages legally due to it (such as the loss of fixtures which Tenant was entitled to remove and moving expenses) only so long as Tenant’s award does not diminish or otherwise adversely affect Landlord’s award.

11.5 Allocation of an Award for a Total Taking. If this Lease ends according to Section 11.2, the condemnation award will be paid in the following order, to the extent it is sufficient: (i) first, Landlord will be reimbursed for its reasonable attorneys’ fees, appraisal fees, and other costs incurred in prosecuting the claim for the award, (ii) second, any lender whose loan is secured by the Premises will be paid the principal balance of its loan, plus accrued and unpaid interest, and any other charges due on payment; (iii) third, Landlord will be paid the value at the time of the award of lost Rent and the reversion to the extent they exceed the amount paid to Landlord’s lender; (iv) fourth, Tenant will be paid its adjusted book

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value as of the date of the taking of its improvements (excluding trade fixtures) made to the Premises. In computing its adjusted book value, improvements will be conclusively presumed to have been depreciated or amortized for federal income tax purposes over their useful lives with a reasonable salvage value; (v) fifth; the balance will be divided equally between Landlord and Tenant.

12.	Defaults by Tenant

12.1 Defaults Generally. A “Default by Tenant” will exist if:

12.2 Failure to Pay Rent or Other Amounts. Tenant fails to pay when due any Rent due hereunder, and such failure will continue for five (5) days or more. If Tenant will fail to timely pay any Rent due hereunder two (2) or more times during the Lease Term, Landlord may require Tenant to make all future payments of Rent in the form of a cashier’s check or money order.

12.3 Violation of Lease Terms. Tenant breaches or fails to comply with any covenant or condition in this Lease applicable to Tenant, and such breach or failure to comply continues for a period of ten (10) days or more after notice thereof by Landlord to Tenant, or, if such breach or failure to comply cannot be reasonably cured within such ten (10) day period, if Tenant will not in good faith commence to cure such breach or failure to comply within such ten (10) day period or will not diligently proceed therewith to completion, but in any event not longer than sixty (60) days.

12.4 Abandonment of Premises. If Tenant vacates and abandons the Premises. Notwithstanding the foregoing, a cessation by Tenant of its operations at the Premises shall not be deemed a vacation or abandonment of the Premises so long as Tenant continues to maintain the Premises in accordance with the terms of this Lease.

12.5 Execution and Attachment against Tenant. Tenant’s interest under this Lease or in the Premises will be taken upon execution or by other process of law directed against Tenant, or will be subject to any attachment at the instance of any creditor or claimant against Tenant and said attachment will not be discharged or disposed of within fifteen (15) days after the levy thereof.

12.6 Bankruptcy or Related Proceedings. Tenant files a petition in bankruptcy or insolvency or for reorganization or arrangement under the bankruptcy laws of the United States or under any similar act of any state; or Tenant voluntarily takes advantage of any such law or act by answer or otherwise; or Tenant is dissolved or suspended or Tenant makes an assignment for the benefit of creditors or if involuntary proceedings under any such bankruptcy or insolvency law or for the dissolution of Tenant are instituted against Tenant; or a receiver or trustee are appointed for the Premises or for all or substantially all of the property of Tenant, and such proceedings are not dismissed or such receivership or trusteeship not vacated within sixty (60) days after such institution or appointment.

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12.7 Insurance. Tenant fails to procure and maintain any insurance policies required under this Lease, and such failure continues for a period of five (5) days after notice thereof from Landlord to Tenant.

12.8 Failure to Deliver Annual Evidence of Insurance. Tenant fails to comply with Section 6.1, which requires Tenant to deliver insurance policies, certificates and other evidence of required coverage annually to Landlord, and such failure continues for a period of five (5) days after notice thereof from Landlord to Tenant.

13.	Landlord’s Remedies

13.1 Remedies Generally. Upon the occurrence of any Default by Tenant, Landlord will have the right, at Landlord’s election, then or at any time thereafter, to exercise any one or more of the remedies described below.

13.2 Cure by Landlord. Landlord may, at Landlord’s option, but without obligation to do so, and without releasing Tenant from any obligations under this Lease, make any payment or take any action as Landlord may deem necessary or desirable to cure any such Default by Tenant in such manner and to such extent, as Landlord may deem necessary or desirable. Landlord may do so without demand on, or written notice to, Tenant and without giving Tenant an opportunity to cure such Default by Tenant. Tenant covenants to pay to Landlord, within ten (10) days after demand, all advances, costs and expense of Landlord in connection with the making of any such payment or the taking of any such action, including reasonable legal fees, together with interest as hereinafter provided, from the date of payment by Landlord. Action taken by Landlord may include commencing, appearing in, defending or otherwise participating in any action or proceeding and paying, purchasing, contesting or compromising any claim, right, encumbrance, charge or lien with respect to the Premises which Landlord, in its discretion, may deem necessary or desirable to protect its interest in the Premises and under this Lease.

13.3 Termination of Lease and Damages. Landlord may terminate this Lease, effective at such time as may be specified by written notice to Tenant, and demand and recover possession of the Premises from Tenant. Upon (i) notice from Landlord, or (ii) Tenant’s abandonment of the Premises following service of the statutory notice for payment of rent or possession of the Premises, Tenant’s liability for Basic Rent and Additional Rent will survive termination of this Lease. At the option of Landlord, Landlord may demand and collect such Basic Rent and Additional Rent as the same becomes due. Landlord shall make reasonable efforts to mitigate its damages and the net rent received from any subsequent tenant, after deduction of Landlord’s related expenses, shall reduce the obligation of Tenant. Such Basic Rent and Additional Rent, will be deemed damages for loss of the bargain and not as penalty.

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13.4 Repossession and Reletting. Tenant does not waive any statutory rights, including due process. In any manner permitted by law, Landlord may reenter and take possession of the Premises or any part thereof and repossess the same and expel Tenant and any party claiming by, under or through Tenant, and remove the effects of both, without being liable for prosecution on account thereof or being deemed guilty of any manner of trespass, and without prejudice to any remedies for arrears of Rent or right to bring any proceeding for breach of covenants or conditions. Notwithstanding the foregoing, if Landlord determines, in its reasonable judgement, that Tenant has abandoned the Premises then Landlord may, upon proper notice, apply for a court order and, if successful, reenter and take possession of the Premises or any part thereof and may remove the effects of Tenant or any party claiming by, under or through Tenant. . After recovering possession of the Premises, Landlord shall endeavor to relet the Premises, or any part thereof to a new tenant so long as the new tenant meets or exceeds the financial and other underwriting criteria applied by Landlord to Tenant, for the account of Tenant, for such term, on such conditions and upon such other terms as Landlord, in its reasonable discretion, may determine. Landlord may make such repairs, alterations or improvements as Landlord may consider appropriate to accomplish such reletting, and Tenant will reimburse Landlord upon demand for all costs and expenses, including reasonable legal fees, which Landlord may incur in connection with such reletting. Landlord may collect and receive Rent for such reletting but Landlord will in no way be responsible or liable for any reasonable failure to relet the Premises, or any part thereof, or for any reasonable failure to collect any Rent due upon such reletting. Notwithstanding Landlord’s recovery of possession of the Premises, Tenant will continue to pay on the dates herein specified all Rent which would be payable hereunder if such repossession had not occurred, less the amounts recovered by Landlord through any reletting of the Premises.

13.5 Landlord’s Lien and Enforcement. Tenant hereby grants to Landlord a security interest in all personal tangible and intangible property owned by Tenant now or hereafter located on the Premises as security for the performance of Tenant’s obligations under this Lease. Tenant covenants, upon request by Landlord, to execute and deliver such financing statements as may be necessary or desirable to perfect the security interest hereby granted. In the event of a Default by Tenant, Landlord may foreclose the security interest hereby granted in any manner permitted by law. Tenant covenants to preserve and protect Landlord’s collateral and not to sell (except in the ordinary course of Tenant’s business at reasonable, fair and arms-length prices), dispose of, remove from the Premises or otherwise cause a diminution of the value of Landlord’s collateral.

13.6 Suits by Landlord. Actions or suits for the recovery of amounts and damages payable under this Lease may be brought by Landlord from time to time, at Landlord’s election, and Landlord will not be required to await the date upon which the Lease Term would have expired to bring any such action or suit.

13.7 Recovery of Landlord Enforcement Costs. All costs and expenses incurred by Landlord in connection with collecting any amounts and damages owing by Tenant pursuant to the provisions of this Lease or to enforce any provision of this Lease, including reasonable legal fees, whether or not any action is commenced by Landlord, will be paid by Tenant to Landlord upon demand. In the event that Tenant prevails in any legal action with Landlord, Landlord shall pay to Tenant its costs, expenses, and reasonable attorney fees incurred in such action.

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13.8 Late Payment Charge. Tenant covenants to pay to Landlord a late payment charge in the amount of five percent (5%) of any installment of Rent that Tenant fails to pay within five (5) days after such payment is due.

13.9 Interest on Advances. Tenant covenants to pay to Landlord interest on demand at five percent (5%) above the Reference Rate, as hereinafter defined, (the “Interest Rate”) on (i) the amount of any payment made by Landlord required to have been made by Tenant under this Lease and on the amount of any costs and expenses, including reasonable legal fees, paid by Landlord in connection with the taking of any action to cure any Default by Tenant, from the date of making any such payment or the advancement of such costs and expenses by Landlord and (ii) any amounts not paid by Tenant when due under this Lease. “Reference Rate” will mean the rate published as its “reference rate” or its “base rate” or similar term for its baseline rate for calculating the interest rate for short term unsecured commercial loans to creditworthy customers by Wells Fargo, NA, a national banking association (the “Bank”), or other bank as hereinafter provided, at the time of making any such payment or the advancement of such costs and expenses by Landlord as aforesaid, but not in excess of the maximum amount of finance charge permissible under Applicable Law. If the Bank discontinues the use of a Reference Rate, the Reference Rate being charged by any other national banking association located in Denver, Colorado, as selected by Landlord in its sole discretion, will be used for computing the interest under this Section 13.10.

13.10 Landlord’s Bankruptcy Remedies. Nothing contained in this Lease will limit or prejudice the right of Landlord to prove and obtain as liquidated damages in any bankruptcy, insolvency, receivership, reorganization or dissolution proceeding, an amount equal to the maximum allowable by any Applicable Law governing such proceeding in effect at the time when such damages are to be proved, whether or not such amount be greater, equal or less than the amounts recoverable, either as damages or Rent, under this Lease.

13.11 Remedies Cumulative. Exercise of any of the remedies of Landlord under this Lease will not prevent the concurrent or subsequent exercise of any other remedy provided for in this Lease or otherwise available to Landlord at law or in equity, with respect to the same or any other Default by Tenant.

14.	Surrender and Holding Over

14.1 Surrender Upon Lease Expiration. Upon the expiration or earlier termination of this Lease, or on the date specified in any demand for possession by Landlord after any Default by Tenant, Tenant covenants to surrender possession of the Premises to Landlord, in the condition required in Section 9.10.

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14.2 Holding Over. If Tenant will hold over after the expiration of the Lease Term, without written agreement providing otherwise, Tenant will be deemed to be a tenant from month to month, at a monthly rental, payable in advance, equal to one hundred twenty five percent (125%) of one-twelfth (1/12) of the Basic Rent payable during the last year of the Lease Term, and Tenant will be bound by all of the other terms, covenants and agreements of this Lease. Nothing contained herein will be construed to give Tenant the right to hold over at any time, and Landlord may exercise any and all remedies at law or in equity to recover possession of the Premises, as well as any damages incurred by Landlord, due to Tenant’s failure to vacate the Premises and deliver possession to Landlord as herein provided.

15.	Miscellaneous

15.1 No Implied Waiver. No failure by either Party to insist upon the strict performance of any provision in this Lease, no failure by either Party to exercise any right or remedy under this Lease, and no acceptance of full or partial payment during the continuance of any Default by Tenant, will constitute a waiver of any such provision, or a waiver of any such right or remedy, or a waiver of any such Default by Tenant.

15.2 Survival of Provisions. Notwithstanding the expiration of the Lease Term or earlier termination of this Lease, the same will continue in full force and effect as to any provisions hereof which require observance or performance by Landlord or Tenant subsequent to such expiration or termination.

15.3 Covenants Independent. It is the intent of the parties that this Lease be construed as if the covenants herein between Landlord and Tenant are independent and not dependent; that the Basic Rent will be payable without offset, reduction or abatement for any cause except in case of violation of Landlord of section 3.2 or as otherwise specifically provided in this Lease; that Landlord will not bear any costs or expenses relating to the Premises or provide any services or do any act in connection with the Premises except as otherwise specifically provided in this Lease; and that Tenant will pay, in addition to Basic Rent, Additional Rent as provided herein.

15.4 Covenants as Conditions. Each provision of this Lease performable by either Party will be deemed both a covenant and a condition.

15.5 Tenant’s Remedies. Tenant may bring a separate action against Landlord for any claim Tenant may have against Landlord under this Lease, provided Tenant will first give written notice thereof to Landlord and will afford Landlord a reasonable opportunity (but in no event less than thirty (30) days) to cure any such default. In addition, Tenant will send notice of such default by certified or registered mail, postage prepaid, to any Fee Mortgagee whose address Tenant has been notified in writing, and will afford such holder a reasonable opportunity to cure any default on Landlord’s behalf. In no event will Landlord be responsible for any consequential damages incurred by Tenant including loss of profits or interruption of business as a result of any default by Landlord hereunder.

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15.6 Inability to Perform. This Lease and the obligation of Tenant to pay Rent and perform all of the other covenants and agreements hereunder will not be affected, impaired or excused, nor will Landlord at any time be deemed to be in default hereunder, because Landlord is delayed in or is unable to (a) fulfill any of its obligations under this Lease, (b) supply any service expressly or by implication to be supplied, (c) make any Tenant improvements, repairs, additions, alterations or decorations, or (d) supply any equipment or fixtures, if Landlord is prevented or delayed from performing any of the foregoing by reason of accident, breakage, repairs, strike or labor troubles or any outside cause whatsoever beyond the reasonable control of Landlord, including riots and civil disturbances, energy shortages or governmental preemption in connection with a national emergency, or by reason of any rule, order or regulation of any department or subdivision thereof of any government agency, or by reason of the conditions of supply and demand which have been or are affected by war or other emergency, or by reason of any other cause, similar or dissimilar, beyond the reasonable control of Landlord.

15.7 Financial Reports.

(a) Request by Fee Mortgagee. Within 15 days after Fee Mortgagee’s request, Tenant will furnish Tenant’s most recent audited financial statements (including any notes to them) to Fee Mortgagee, or, if no such audited statements have been prepared, such other financial statements (and notes to them) as may have been prepared by an independent certified public accountant. Tenant will discuss its financial statements with Fee Mortgagee and, following the occurrence of a Default by Tenant hereunder, will give Landlord access to Tenant’s books and records in order to enable Landlord to verify the financial statements. Landlord and Fee Mortgagee will not disclose any aspect of Tenant’s financial statements that Tenant designates to Landlord as confidential except (i) to any Fee Mortgagee or prospective Fee Mortgagee or purchasers of the Premises, (ii) in litigation between Landlord and Tenant, and/or (iii) if required by Applicable Law or court order.

15.8 No Merger. There shall be no merger of the leasehold estate hereby created with the fee estate in the Premises or any part thereof if the same person acquires or holds, directly or indirectly, this Lease or any interest in this Lease and the fee estate in the leasehold Premises or any interest in such fee estate.

15.9 Binding Effect. This Lease will inure to the benefit and be binding upon the parties hereto and their respective heirs, personal representatives, successors and permitted assigns of the respective parties hereto.

15.10 Notice Provision. All notices or demands under this Lease will be in writing and will be deemed given and received according to the following criteria:

(a) In the case of personal delivery, notice will be deemed to have been given and received on the day of the actual receipt by the receiving party.

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(b) In the case of nationally recognized overnight courier service, notice will be deemed to have been given and received on the second business day following its deposit with such courier service. No signature affirming receipt by the receiving party is required, the internal records of the courier service are to be accepted as sufficient evidence of receipt.

All notices will be given to the respective parties at the addresses set forth in Section 1.1(c) and (e), until further written notice.

15.11 Time of the Essence. Time is of the essence for each provision of this Lease.

15.12 Captions and Meanings. The headings and captions hereof are for convenience only and will not be considered in interpreting any of the provisions of this Lease. References to “person” include any natural person, corporation, trust, estate, joint venture, partnership, limited liability company, association, custodian, nominee, or other entity recognized as having existence under any Applicable Law and such person’s successors and permitted assigns. References to “include” and “including” will be construed without limitation.

15.13 Severability. If any provision of this Lease will be held invalid or unenforceable, the remainder of this Lease will not be affected thereby, and there will be deemed substituted for the affected provision a valid and enforceable provision as similar as possible to the affected provision.

15.14 Governing Law. This Lease will be interpreted and enforced according to the laws of the State of Colorado without regard to the principles of conflicts of laws that would make the law of any other jurisdiction applicable.

15.15 Entire Agreement. This Lease and any exhibits and addenda referred to herein, constitute the final and complete expression of the parties’ agreements with respect to the Premises and Tenant’s occupancy thereof. Each party agrees that this Lease supersedes entirely all prior agreements, negotiations, representations, or understandings, whether oral or written.

15.16 No Oral Amendment or Modifications. No amendment or modification of this Lease, and no approvals, consents or waivers by Landlord under this Lease, will be valid or binding unless in writing and executed by the party to be bound.

15.17 Real Estate Brokers. Tenant hereby represents and warrants to Landlord that it has not engaged or dealt with any broker, finder, or agent in connection with the negotiation or execution of this Lease other than those indicated in Section 1.1(p) and no broker or other person other than those indicated in Section 1.1(p) and Landlord’s broker is entitled to any commission or finder’s fees in connection with this Lease. Tenant hereby agrees to indemnify and save Landlord harmless from any claim, demand, damage, liability, cost or expense (including reasonable legal fees) as a result of any claim for brokerage or other commissions or fees made by any other broker, finder, or agent, other than those indicated in Section 1.1(p) whether or not meritorious, employed or engaged or claiming employment or engagement by, through or under Tenant.

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15.18 Relationship of Landlord and Tenant. Nothing contained in this Lease will be deemed or construed as creating any relationship between the parties other than the relationship of landlord and tenant.

15.19 Limitation on Personal Liability of Landlord. Notwithstanding anything to the contrary contained in this Lease, it is understood and agreed that there will be no personal liability on the part of the members or owners of Landlord or any of their beneficiaries, successors or assigns, with respect to any of the terms, covenants and conditions of this Lease, and Tenant will look solely to the equity of Landlord in the Premises in the event of any default or liability of Landlord under this Lease, such exculpation of liability to be absolute and without any exception whatsoever.

15.20 Authority of Parties. Each individual executing this Lease on behalf of a Party represents and warrants that the individual is duly authorized to execute and deliver this Lease on behalf of such Party, the Party has duly authorized the execution and delivery of this Lease and this Lease is a legal and valid obligation of the Party, binding upon the Party in accordance with its terms.

15.21 Confidentiality. The Parties agree to keep all details of this Lease and any subsequent business matters related to this Lease strictly confidential except the Parties may disclose the terms and conditions of this Lease (i) to their respective attorneys, accountants, employees and existing or prospective lenders, investors, or purchasers (ii) as may otherwise be required by law, (iii) as may be necessary to enforce this Lease in any legal proceedings, or (iv) as may be agreed by the other Party in writing in each instance.

15.22 Waiver of Trial by Jury. The Parties hereby waive trial by jury in any action or proceeding arising out of this Lease, the relationship between Landlord and Tenant or Tenant’s use or occupancy of the Premises.

15.23 Intentionally Omitted.

15.24 Compliance with Controlled Substances Laws. Notwithstanding any provision in this Lease to the contrary, any actual or permitted use hereunder, any course of conduct between the parties or any acquiescence by Landlord or its agents, Tenant shall not directly use or occupy the Premises in any manner for a Controlled Substances Use or in any manner that violates or could violate any Controlled Substances Laws, including, without limitation, any business, communications, financial transactions or other activities related to Controlled Substances or a Controlled Substances Use that violate or could violate any Controlled Substances Laws (collectively, “Drug-Related Activities”).

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(a) Tenant shall not engage in any Drug-Related Activities.

(b) Tenant shall not make any payments to Landlord from funds derived from Drug-Related Activities.

(c) Tenant shall provide to Landlord and Landlord’s lender, from time to time, within (3) three business days after Landlord’s or Landlord’s lender’s request therefor, any information that they may reasonably request, relating to compliance with this Section.

(d) Tenant shall permit the Landlord and the Landlord’s lender to make physical inspections of the Premises upon the request of the Landlord or the Landlord’s lender to assure compliance with the provisions of this Section from time to time upon (3) three business days’ prior written notice to Tenant.

(e) For purposes of this Section, (i) “Controlled Substances Laws” means the Federal Controlled Substances Act (21 U.S.C. §801 et seq.) or any other similar or related federal, state or local law, ordinance, code, rule, regulation or order; (ii) “Controlled Substances” means marijuana, cannabis or other controlled substances as defined in the Federal Controlled Substances Act or that otherwise are illegal or regulated under any Controlled Substances Laws; and (iii) “Controlled Substances Use” means (A) any cultivation, growth, creation, production, manufacture, sale, distribution, storage, handling, possession or other use of a Controlled Substance, or (B) the manufacture, distribution, provision or sale of equipment, products or services, a material or intended purpose of which is to facilitate support or assist in the same.

(f) The provisions of this Section shall apply notwithstanding any state or local law permitting the Controlled Substances Use or Drug-Related Activities.

(g) Notwithstanding any provision in this Lease or any other document or communication related thereto, to the contrary, no direct or indirect disclosure by Tenant to Landlord or any person affiliated with Landlord, and no knowledge of the Landlord’s lender or any person affiliated with the Landlord, of the existence of any Drug Related Activities or Controlled Substance Uses on, in or about the Premises shall preclude or estop Landlord or be deemed to constitute a waiver of any right of Landlord to invoke any remedy under this Lease for violation of any provision hereof related to the prohibition of any Drug Related Activities or Controlled Substance Use on, in or about the Premises. The foregoing shall apply notwithstanding the receipt or execution by Tenant, Landlord, and/or Landlord’s lender of an Estoppel Certificate or a Subordination, Non-Disturbance or Attornment Agreement or other document.

15.25 Patriot Act Compliance.

(a) No action, proceeding, investigation, charge, claim, report or notice has been filed, commenced, or threatened against Tenant or any of its Affiliates (as herein defined) alleging any violation of any laws relating to terrorism or money laundering including, without limitation, Executive Order No. 13224 on Terrorist Financing (effective September 24, 2001) (“Executive Order”) and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107 56) (“Patriot Act”).

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To Tenant’s knowledge, neither Tenant nor any of its Affiliates is in violation of taking any action which could reasonably be expected to result in any action, proceeding, investigation, charge, claim, report or notice being filed, commenced, or threatened against Tenant or any of its Affiliates alleging any violation of, or failure to comply with, the Executive Order or the Patriot Act. For the purposes of this Section 15.25, the term “Affiliates” shall mean all affiliated and related entities of Tenant, as well as all officers, directors, managers, shareholders, partners, members or other parties having an interest in Tenant or its affiliated or related entities (except that if the company is publicly traded on a nationally recognized stock exchange, then shareholders, partners and lenders with less than a twenty-five percent (25%) ownership interest shall be excluded).

(b) Neither Tenant nor its Affiliates is a “Prohibited Person,” which is defined as follows: (i) a person or entity that is listed in the Annex to, or is otherwise subject to the provisions of the Executive Order and relating to blocking property and prohibiting transactions with persons who commit, threaten to commit, or support terrorism; (ii) a person or entity owned or controlled by, or acting for or on behalf of, any person or entity that is listed in the Annex to, or is otherwise subject to the provisions of, the Executive Order; (iii) a person or entity with whom Landlord is prohibited from dealing or otherwise engaging in any transaction by any terrorism or money laundering law, including the Executive Order and the Patriot Act; (iv) a person or entity who commits, threatens, or conspires to commit or supports “terrorism” as defined in the Executive Order; (v) a person or entity that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website, http://www.treas.gov/ofac/t11sdn.pdf, or at any replacement website or other replacement official publication of such list; and (vi) a person or entity who is affiliated with a person or entity listed above.

(c) Neither Tenant nor any of its Affiliates is or will, knowingly (i) conduct any business or engage in any transaction or dealing with any Prohibited Person, including the making or receiving any contribution of funds, goods, or services to or for the benefit of any Prohibited Person; (ii) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to any terrorism or money laundering law, including the Executive Order and the Patriot Act; or (iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any terrorism or money laundering law, including the Executive Order and the Patriot Act.

(d) In connection with any changes of direct or indirect ownership of Tenant or any of its Affiliates requiring Landlord’s consent under Section 9.6, Tenant shall give written notice to Landlord (i) advising Landlord, in reasonable detail, as to the proposed ownership change, and (ii) reaffirming that the representations and warranties set forth in this Section will remain true and correct. Tenant agrees to promptly deliver to Landlord (but in any event within ten (10) days following Landlord’s written request) any certification or other evidence requested from time to time by Landlord in its reasonable discretion, confirming Tenant’s and any of its Affiliates’ compliance with the foregoing terms and conditions.

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IN WITNESS WHEREOF, the parties hereto have caused this Industrial Lease Agreement to be executed as of the day and year first above written.

LANDLORD ABMAR GRASSLANDS, LLC, a Colorado limited liability company		TENANT: Paragon 28, Inc., a Colorado corporation

By:	/s/ Greg Everhard	By:	/s/ James Riegler
Name:	Greg Everhard	Name:	James Riegler
Title:	Managing Member	Title:	CFO

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